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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

                 We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-03517) and related Prospectus of Beverly Enterprises, Inc. for the registration of $200,000,000 of its Debt Securities, Preferred Stock, Common Stock and Warrants and to the incorporation by reference therein of our report dated February 2, 1996, except for Note 4, paragraph 5 and Note 5, paragraph 5, as to which the date is March 21, 1996, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc., included in its Annual Report on Form 10-K, for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                               ERNST & YOUNG LLP





July 2, 1996
Little Rock, Arkansas